Exhibit 19.b

INSIDER TRADING
AND
SECTION 16 REPORTING
POLICY
OF
FIRST BANCORP
AND ITS SUBSIDIARIES

____________________________

ADOPTED AS OF JULY 25, 2023

Purpose
The purpose of this policy is to establish rules and responsibilities for complying with the Securities and Exchange Act of 1934.

First Bancorp (the “Company”) is a public company, the common stock of which is traded on the Nasdaq Global Select Market under the symbol “FNBC” and registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to the Exchange Act, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (“SEC”). Investment by executive officers and directors in the Company’s stock is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against the use of nonpublic or other confidential information by “insiders” to achieve a profit or avoid a loss.

Policy Statement
This Policy documents the insider trading laws, sets forth the Company’s trading guidelines for insiders and describe the procedures that reporting insiders should follow to ensure the timely filing of their Section 16(a) reports with the SEC. However, it does not address all possible situations that you may face. In addition, you need to understand your obligations under the Exchange Act regarding the selective disclosure of confidential information to ensure compliance with SEC Regulation FD, which requires “fair disclosure” of material, nonpublic information.

Please call the Company’s Corporate Secretary with any questions on insider trading or these guidelines and procedures.

Scope
For the purpose of complying with SEC Rule 10b-5, the Board of Directors of the Company, through its approval of this Policy, defines an “insider” as (1) any director of the Company, (2) the Chief Executive Officer, the President, the Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Banking Officer of the Company, and (3) any

4874-0099-5433.v2

other employee of the Company or any of its subsidiaries so designated by the President. It should be noted that direct and indirect beneficial ownership transactions, along with family holdings and other ownership arrangements (e.g. through a limited liability company, a partnership or a corporation) may also qualify for inclusion as an insider subject to all relevant rules and regulations, including this Policy. See “Section 16 Reporting” for additional guidance. As an insider of a public company, you have the responsibility not to participate in the market for the Company’s stock while in possession of material, nonpublic information about the Company. There are harsh civil and criminal penalties if you wrongly obtain or use such material, nonpublic information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you do buy or sell securities while in possession of material, nonpublic information, you will not only have to pay back any money you made, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, the Company could be held liable for your violations of insider trading laws.

Directors and certain executive officers of the Company also have the responsibility to comply with the “short-swing profit” rule in Section 16(b) and file periodic reports regarding changes in their ownership of the Company’s stock pursuant to Section 16(a) of the Exchange Act (“reporting insiders”). Violations or failure to comply with these Section 16 restrictions can also result in an SEC enforcement action.

Overview: INSIDER TRADING CONCEPTS

What is “Inside” Information?

Inside information includes anything you become aware of because of your “special relationship” with the Company as an insider, which has not been disclosed to the public. The information may be about the Company or any of its subsidiaries or other affiliates. It may also include information you learn about another company; for example, companies that are current or prospective customers or suppliers to the Bank or a subsidiary or those with which the Company may be in negotiations regarding a potential transaction.

What is “Material” Information?

Information is material if a reasonable investor would consider it important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either positive or negative information may be material. If you are unsure whether the information is material, assume it is material.

Examples of material information typically include, but are not limited to:

•financial problems;
•estimates of future earnings or losses;
•events that could result in restating financial information;
•a proposed acquisition or sale;
•beginning or settling a major lawsuit;
•changes in dividend policies;

4874-0099-5433.v2

•changes in top management;
•declaring a stock split;
•a stock, bond or other debt offering;
•winning a large new contract (or losing a large contract); or
•the gain or loss of a significant customer.

What is “Nonpublic” Information?

Nonpublic information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (in a publicly accessible conference call, a press release or an SEC filing, for example) and people have had an opportunity to see or hear it. Therefore, you should not buy or sell the Company’s stock or other securities before the public announcement of material information. It is usually safe to buy or sell stock after the information is officially announced, as long as you do not know of other material information that has not yet been announced. Even after the information is announced, you should generally wait a minimum of one (1) full trading day before buying or selling securities to allow the market to absorb the information.

What is a “Purchase” or a “Sale”?

This Policy prohibits purchases and sales while you are aware of material, nonpublic information. The terms “purchase,” “sell” and “sale” encompass not only traditional purchases and sales but also any arrangement by which those subject to this Policy change their economic exposure to changes in the price of the Company’s stock. For example, a “purchase” or “sale” would include a purchase of a standardized put or call option, the writing of put or call options, selling stock short, buying or selling securities convertible into other securities, or merely engaging in a private agreement where the value of the agreement varies in relation to the price of the underlying security. A disposition of stock by gift is deemed a “sale” for purposes of this Policy and the federal securities laws.

TRADING GUIDELINES

Prohibition Against Trading While In Possession of Material, NonPublic Information

You may not purchase or sell stock or other securities of the Company, or of any other company, when you are aware of any material, nonpublic information about the Company or that other company no matter how you learned the information. You also must not “tip” or otherwise give material, nonpublic information to anyone, including people in your immediate family, friends or anyone acting for you (such as a stockbroker).

Policy for Trading While Not in Possession of Material, NonPublic Information

As an insider, you may not purchase or sell stock or other securities of the Company during a restricted trading period or if you are in possession of material, nonpublic information. Ordinarily either the Chief Executive Officer or the President will communicate the beginning and end of any restricted trading period to the Company’s insiders. If you are uncertain as to whether a restricted trading period is in effect, then, before trading in the Company’s stock you

4874-0099-5433.v2

should contact the Company’s Corporate Secretary to inquire if a restricted trading period is in effect and to obtain pre-clearance of the contemplated trade.

There are certain types of “Permitted Transactions” which are ordinarily permissible, absent a restriction discussed herein:

•acceptance or purchase of a stock option or other “option-like” awards issued or offered under one of the Company’s employee stock option plans in compliance with this Policy, including elections to acquire stock options in lieu of other compensation or the cancellation or forfeiture of options pursuant to the plans;
•vesting of stock options of the Company or shares of restricted stock of the Company and any related stock withholding;
•exercise of stock options issued under a Company stock option plan in a stock-for-stock exercise, payment of the exercise price in shares of the Company’s stock, and any related stock withholding transactions but not any sale of the Company’s stock acquired in the option exercise;
•acceptance of shares of restricted stock, or restricted stock units under an employee benefit plan of the Company;
•purchase of shares of the Company’s stock through a stock purchase plan allowing reinvestment of dividends, but not through optional cash purchases;
•transferring shares of the Company’s stock to an entity that does not involve a change in the beneficial ownership of the shares, such as to an inter vivos trust of which you are the sole beneficiary during your lifetime;
•making payroll contributions to a retirement, deferred compensation, profit sharing or similar plan (a “Stock Plan”), but not intra-plan transfers involving one of the stock funds in a Stock Plan nor a change in “investment direction” under the Stock Plan to increase or decrease your percentage investment contribution allocated to a Company’s stock fund;
•acquisition of shares or share units in a deferred compensation plan for directors and/or executive officers, but not intra-plan transfers involving any of the stock unit accounts in such a plan;
•acquisition or disposition of the Company’s stock in a stock split, stock dividend, or other transaction affecting all shareholders equally;
•execution of a transaction pursuant to a contract, instruction, or plan described in Exchange Act Rule 10b5-1(c) but only if, with respect to directors and executive officers, in compliance with the Company’s Securities Law Compliance Policy; or
•any other transaction designated by the Board of Directors of the Company or any committee thereof, with reference to this Policy, as a Permitted Transaction.

Restricted trading periods are periods designated by the Company as times in which you may not trade in the Company’s stock regardless of your actual possession or non-possession of material, non-public information. These restricted trading periods are instituted by the Company for a variety of reasons. One such restricted trading period is instituted prior to the Company releasing its quarterly results. This restricted period begins on the last day of each quarter (March 31, June 30, September 30, and December 31) and lasts until the beginning of the second full trading day after the Company announces results for such quarter. Other restricted trading period are specified in the Company’s Securities Laws Compliance Policy.

4874-0099-5433.v2

The Sarbanes-Oxley Act of 2002 and Regulation BTR require the Company to absolutely prohibit all purchases, sales or transfers of the Company securities by insiders during a retirement plan (including, but not limited to, pension plans and 401-K plans) blackout period. A retirement plan blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. You will be contacted when these or other restricted trading periods are instituted from time to time.

In addition to making sure a restricted trading period is not in effect, you may seek pre-clearance to assist you in preventing violations of the Section 16(b) short-swing profit rule. As you may know, insiders will be held liable to the Company for any “short-swing profits” resulting from a non-exempt purchase and sale or sale and purchase within a period of less than six (6) months. Similarly, any profits realized by you upon a trade during a pension blackout period are recoverable by the Company (whether or not there is a “matching” transaction in contrast to short swing trading). The Sarbanes-Oxley Act empowers the SEC to cause the Company to contribute these disgorged profits into a public fund to be used for restitution to the victims of such violations. While compliance with Section 16(b) and other restricted trading periods is your responsibility, pre-clearance of all trades will allow the Company to assist you in preventing any inadvertent violations.

If, upon requesting clearance, you are advised that the Company’s stock may be traded, you may buy or sell the stock within four (4) business days after clearance is granted, but only if you are not otherwise in possession of material, nonpublic information.

If, upon requesting clearance, you are advised that the Company’s stock may not be traded, you may not engage in any trade of any type under any circumstances, nor may you inform anyone (other than the Company’s insiders) of the restriction. You may reapply for pre-clearance at a later date when trading restrictions may no longer be applicable. In summary, if you are in any doubt as to whether a restricted trading period is in effect, it is critical that you seek pre-clearance of any trading to prevent both inadvertent Section 16(b) and/or insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when an insider engages in a trade while unaware of a pending major development).

Pre-Clearance Policy for Rule 10b5-1(c) Plans

You may not adopt, modify or terminate a trading plan under SEC Rule 10b5-1(c) at any time, without prior clearance. Before entering into a trading plan you must contact the Company’s Corporate Secretary to inquire if a restricted trading period is in effect and to obtain pre-clearance of the contemplated plan. You may only enter into a trading plan when you are not in possession of material, nonpublic information. In addition, you may not enter into or modify a trading plan during a retirement plan blackout period. Once a trading plan is pre-cleared, trades made pursuant to the plan will not require additional pre-clearance, but only if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts and complies with all of the conditions set forth

4874-0099-5433.v2

in Rule 10b5-1(c). As discussed under “Section 16 Reporting”, transactions made under a trading plan by reporting insiders should be promptly reported to the Corporate Secretary.

STOCK OPTIONS AND OTHER BENEFIT PLANS

Certain of the restrictions and reporting obligations discussed above may also apply to the receipt and exercise of stock options or the sale of the underlying stock following an option exercise and/or the exercise of any stock appreciation rights that may be granted, such as reporting the grant or exercise of an option on a Form 4. If you are contemplating exercising any stock options or stock appreciation rights, or making changes to your elections under any Company’s stock purchase plan, you should contact the Company’s Corporate Secretary to determine whether there are any restrictions applicable.

UNAUTHORIZED DISCLOSURE OF MATERIAL,
NONPUBLIC INFORMATION PROHIBITED

No employees, officers, directors or agents of the Company may disclose material, nonpublic information about the Company or any company with whom the Company deals to anyone outside the Company unless authorized to do so. The Company may authorize disclosure of material, nonpublic information to individuals not subject to this Policy, but may condition such authorization by requiring you to have the party to whom you are disclosing that information agree not to disclose the information or trade in the Company’s securities until the information is publicly disclosed.

Tipping

You can be held responsible not only for your own insider trading, but also for trading performed by anyone to whom you disclose material, nonpublic information. Even if those to whom you disclose such information do not trade while aware of the information, you can be responsible for the trades of persons who received material, nonpublic information indirectly from you if you are the ultimate source of their information. You may be responsible for such trades whether or not you derive any personal benefit from disclosing such information. Third parties could easily misconstrue casual remarks you make in which you recommend a purchase, sale, or hold of the Company’s or other companies’ securities as being based on material, nonpublic information. Consequently, you should exercise caution in making any such recommendations.

Authorization to Disclose Material, Nonpublic Information

The SEC has enacted Regulation FD, which explicitly bans selective disclosure of material, nonpublic information. Generally, Regulation FD provides that when a public company (such as the Company) discloses material, nonpublic information, it must provide broad, non-exclusionary public access to the information. Violations of Regulation FD can result in SEC enforcement actions, potentially resulting in injunctions and severe monetary penalties. Consequently, the Company authorizes only certain employees and agents (such as senior executives and investor relations personnel) to make disclosures of material, nonpublic information. Unless you are authorized to do so by the Company, you should refrain from discussing material, nonpublic information with anyone not subject to this Policy. Even in

4874-0099-5433.v2

discussions with others who are subject to this Policy, you should consider the consequences of disclosing material, nonpublic information to them. By doing so, you would cause these individuals to be prohibited from trading in the Company’s securities until the information is publicly disclosed. Accordingly, you should restrict the dissemination of material, nonpublic information to the Company’s employees and agents having a need to know the information in order to serve the Company’s interests.

Non-Disclosure Agreements

The Company employees, officers, directors or agents that are involved in transactions or other negotiations with third parties that require the disclosure of material, nonpublic information concerning the Company to such third parties should have those third parties sign a non-disclosure agreement which requires that (1) the recipient of the information will not disclose the information to others and (2) the recipient may not trade on such information until the information has been publicly disclosed.

SECTION 16 REPORTING

Overview

The SEC’s rules under Section 16(a) of the Exchange Act impose reporting requirements on certain executive officers (the reporting insiders), directors and 10% shareholders. In addition to the obvious direct ownership transactions, the reporting requirements usually extend to include transactions relating to direct and indirect beneficial ownership and “family holdings”, among others. In general, a person is deemed to be a beneficial owner of securities, subject to the insider reporting requirements, if that person has or shares the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. Likewise, family holdings are subject to the insider reporting requirements when they share the same residence. Family holdings include, but are not limited to, holdings of: spouses; parents; children; siblings; grandparents; grandchildren; and in-laws. Additionally, there are specific rules regarding the application of the beneficial ownership definition to trust holdings and transactions. Due to the complicated nature surrounding the reporting requirements for the extended ownership structures, the Company’s Corporate Secretary (see “Compliance Program” below) should be contacted for guidance prior to the execution of any transaction that might fall under the insider reporting requirements. If there is any change in your ownership of the Company’s securities at any time, other than through certain exempt Company benefit plans, you will be required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed with and received by the SEC no later than the second business day following the execution date of the transaction. For transactions under Rule 10b5-1(c) trading plans or certain discretionary transactions within exempt Company benefit plans (for example, fund switching transactions), the Form 4 may not be due until the second business day following the date your broker or plan administrator notifies you of the execution date, but in no event more than five business days after the execution date.

You are also required to report certain exempt transactions to the SEC at year-end on a Form 5. The number and types of transactions eligible for Form 5 reporting are very limited. Coupled with the complexity of determining the time for filing reports in the situations described

4874-0099-5433.v2

above, the need to pre-clear with the Company all transactions that you may contemplate is essential to our ability to assist you in making the proper filings in the required time frames.

Consequences of Delinquent Filings

The consequences of a late filing or the failure to file required Section 16(a) reports are significant:

•public embarrassment to you and the Company from required disclosures in the Proxy Statement and Form 10-K;
•potential civil litigation filed against you by plaintiffs acting as permitted under Section 16(a);
•potential SEC enforcement actions against you, such as a cease-and-desist order or injunction against further wrongdoing; and
•for egregious or repeated violations, possible criminal penalties and SEC fines of up to $5,000 per day for each filing violation, or even imprisonment

Compliance Program

Under SEC rules, the preparation and filing of Section 16(a) reports is your sole responsibility. However, because of the complexities of compliance with the Section 16(a) filing requirements and to help prevent inadvertent violations of the short-swing profit rules, the Company has determined that it is prudent to provide directors and reporting insiders with assistance in preparing and filing your reports. In this regard, the following compliance procedures have been implemented:

Designated Filing Coordinator

The Company’s Corporate Secretary can assist all directors and reporting insiders in preparing, reviewing and filing all Forms 3, 4 and 5.

Preparation and Filing

If you have any transaction or change in ownership in your Company’s stock or other equity securities (including derivative securities), please report the transaction(s) to the Corporate Secretary no later than the execution date of the transaction. This is necessary notwithstanding that you received pre-clearance of the transaction because the Company will not know whether or not you then proceeded to act upon such pre-clearance until you provide us with the exact dates, prices and other relevant information. The Corporate Secretary will contact you each January to coordinate preparation of your Form 5 (if applicable).

Upon receiving the details of the transaction(s) from you, the Corporate Secretary will prepare each Form 4 and Form 5 on your behalf. Due to the short two-day period in which to file the reports, the Corporate Secretary may have the Form executed on your behalf using the Power of Attorney that you have granted to the Company for this purpose and will file the completed Form with the SEC. As discussed above, the SEC must receive the Form 4 no later than the second business day following almost any transaction, and Form 5 must be received by February 14th each year, so time is of the essence. The Corporate Secretary will send you a

4874-0099-5433.v2

copy of the Form 4 or 5 as filed with the SEC promptly following the filing. Please contact the Corporate Secretary immediately if you believe there may be any errors in the filing. If so, the Corporate Secretary will promptly amend the Form. In most cases, the filing of an amendment to correct information will not result in the initial filing being deemed a late filing; so no proxy disclosure or other penalties should apply.

The Corporate Secretary will periodically send you a reminder relating to transactions in the Company securities. Although such reminder will not allow us to remedy any filings that may be missed due to a failure to inform the Corporate Secretary, we believe that it will be in the best interests of both the Company and you to report such late transactions as soon as possible to mitigate any resulting damage.

Electronic Filings and Website Postings

The Sarbanes-Oxley Act requires all Forms 4 and 5 to be filed with the SEC electronically and then to be posted on the Company’s website. The Corporate Secretary has obtained an identification number to facilitate the electronic filings for all current insiders.

Forms 4 and 5 for Employee Stock Options and Other Stock Plans

Because transactions under employee and director stock option and other stock plans can (1) raise complex Section 16(a) reporting issues; and (2) if reported incorrectly can create the appearance of short-swing profit violations, the Corporate Secretary will automatically prepare the appropriate Form on behalf of directors and reporting insiders whenever they acquire shares pursuant to a benefit plan.

The Ultimate Responsibility Rests on You

While the Company has decided to assist reporting insiders with Section 16 compliance, you should recognize that it will remain your legal obligation to ensure that your filings are made timely and correctly, and that you do not engage in unlawful short-swing transactions. The Company can only facilitate your compliance to the extent you provide the Company with the information required by this Policy. The Company does not assume any legal responsibility in this regard. If you would like more detailed information regarding your Section 16 obligations please contact the Corporate Secretary.

REPORTING OF VIOLATIONS

Any individual who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other individual, must report the violation immediately to the Chair of the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Audit Committee, in consultation with the Company’s legal counsel and other parties as the Audit Committee deems appropriate, will determine whether the Company should (1) release any material, nonpublic information or (2) report the violation to the SEC or other appropriate governmental authority.

4874-0099-5433.v2